As filed with the Securities and Exchange Commission on April 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	4600 South Syracuse Street, Suite 500 Denver, Colorado 80237 (720) 428-5050 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	33-0091377 (IRS Employer Identification Number)

Healthpeak Properties, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Tracy A. Porter, Esq.

Executive Vice President and General Counsel

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

(720) 428-5050

(Name, address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Lewis W. Kneib, Esq.

Alexa M. Berlin, Esq.

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Century City, California 90067

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Healthpeak Properties, Inc., a Maryland corporation (the “Company” or the “Registrant”), is filing this Registration Statement to register 20,000,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), that have been reserved for issuance under the Healthpeak Properties, Inc. Employee Stock Purchase Plan (the “Plan”). The Plan was adopted by the Board of Directors of the Company on January 30, 2025, subject to stockholder approval. At the Company’s annual meeting of stockholders held on April 24, 2025, the Company’s stockholders approved the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission:

a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 4, 2025;

b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on April 25, 2025;

c)	those portions of our Definitive Proxy Statement on Schedule 14A filed on March 12, 2025, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

d)	our Current Reports on Form 8-K filed on February 3, 2025, February 6, 2025, February 14, 2025, April 7, 2025, April 24, 2025 (only with respect to Item 5.02) and April 28, 2025; and

e)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3, filed with the Commission on February 8, 2024, including any subsequently filed amendments and reports updating such description.

In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages. However, a Maryland corporation may not limit liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our charter contains a provision that limits the liability of directors and officers for money damages to the maximum extent permitted by Maryland law. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination as to the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

•	any individual who, while one of our directors or officers and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws authorize us, with the approval of our board, to provide indemnification and advancement of expenses to our agents and employees.

Unless limited by a corporation’s charter, Maryland law requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Our charter does not alter this requirement.

Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against:

•	judgments;

•	penalties;

•	fines;

•	settlements; and

•	reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities.

Maryland law does not permit a corporation to indemnify its present and former directors and officers if it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders.

Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation. The corporation must also receive a written undertaking, either by the director or officer or on his behalf, to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of Healthpeak Properties, Inc. (formerly New Healthpeak, Inc.), effective February 10, 2023 (incorporated herein by reference to Exhibit 3.1 to Healthpeak’s Current Report on Form 8-K12B filed February 10, 2023).
4.2	Articles of Amendment of Healthpeak Properties, Inc. (formerly New Healthpeak, Inc.), effective February 10, 2023 (incorporated herein by reference to Exhibit 3.2 to Healthpeak’s Current Report on Form 8-K12B filed February 10, 2023).
4.3	Articles of Amendment of Healthpeak Properties, Inc., effective February 29, 2024 (incorporated herein by reference to Exhibit 3.1 to Healthpeak’s Current Report on Form 8-K filed March 1, 2024).
4.4	Amended and Restated Bylaws of Healthpeak Properties, Inc. (formerly New Healthpeak, Inc.), dated February 10, 2023 (incorporated herein by reference to Exhibit 3.4 to Healthpeak’s Current Report on Form 8-K12B filed February 10, 2023).
4.5	Amendment to the Bylaws of Healthpeak Properties, Inc., effective March 1, 2024 (incorporated herein by reference to Exhibit 3.2 to Healthpeak’s Current Report on Form 8-K filed March 1, 2024).
5.1*	Opinion of Ballard Spahr LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of the Registration Statement).
99.1	Healthpeak Properties, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.1 to Healthpeak’s Current Report on Form 8-K filed April 28, 2025).
107*	Calculation of Filing Fee Table.

*  Filed herewith.

Item 9.	Undertakings.

(a)             The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on the 28th day of April, 2025.

HEALTHPEAK PROPERTIES, INC.

By:	/s/ Scott M. Brinker
Name: Scott M. Brinker
Title: President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott M. Brinker, Kelvin O. Moses and Tracy A. Porter and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott M. Brinker SCOTT M. BRINKER	President and Chief Executive Officer (Principal Executive Officer) and Director	April 28, 2025
/s/ Kelvin O. Moses Kelvin O. Moses	Chief Financial Officer (Principal Financial Officer)	April 28, 2025
/s/ Shawn G. Johnston SHAWN G. JOHNSTON	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 28, 2025
/s/ Katherine M. Sandstrom KATHERINE M. SANDSTROM	Chair of the Board	April 28, 2025
/s/ John T. Thomas JOHN T. THOMAS	Vice Chair of Board	April 28, 2025
/s/ Brian G. Cartwright BRIAN G. CARTWRIGHT	Director	April 28, 2025
/s/ James B. Connor JAMES B. CONNOR	Director	April 28, 2025

Signature	Title	Date
/s/ R. Kent Griffin, Jr. R. Kent Griffin, Jr.	Director	April 28, 2025
/s/ Pamela J. Kessler Pamela J. Kessler	Director	April 28, 2025
/s/ Sara Grootwassink Lewis Sara Grootwassink Lewis	Director	April 28, 2025
/s/ Ava E. Lias-Booker Ava E. Lias-Booker	Director	April 28, 2025
/s/ Tommy G. Thompson Tommy G. Thompson	Director	April 28, 2025
/s/ Richard A. Weiss Richard A. Weiss	Director	April 28, 2025